Exhibit 99.1

PROMISSORY NOTE

$4,499,995.50	February 14, 2017

FOR VALUE RECEIVED, David Bistricer, as trustee of the Moric Bistricer 2016 Family Trust, dated September 22, 2016 (the “Maker”), HEREBY PROMISE TO PAY to the order of David Bistricer and Michael Friedman, as trustees of the Moric Bistricer 2012 Family Trust, dated December 20, 2012 (along with any other registered holder hereof, the “Payee”), the principal amount of Four Million Four Hundred Ninety Nine Thousand Nine Hundred Ninety-Five Dollars and Fifty Cents ($4,499,995.50) (the “Principal Amount”) in lawful money of the United States of America, together with (a) interest at two and 81/100 Percent (2.81%) (the “Interest Rate”) compounded annually, and (b) all charges, amounts and other sums due and payable hereunder not later than the Maturity Date. Interest shall be calculated on a 365 day year.

1.             Interest and Maturity. Interest on the Principal Amount shall accrue at the Interest Rate commencing on the day after funding, February 15, 2017 and ending on February 15, 2026 (the “Maturity Date”). The Principal Amount of this Note, together with all accrued but unpaid interest thereon, shall be due and payable on the Maturity Date.

2.             Default.

(a)          Upon Default, as hereinafter defined, the entire unpaid principal amount of this Note, together with all accrued and unpaid interest and all other sums due hereunder at the option of the Payee and after written notice to the Maker, shall become immediately due and payable.

(b)          “Default” shall mean (i) the failure of the Maker to make any payment of principal, interest or other sums due hereunder and to cure such default within thirty (30) Business Days after receipt of a written notice of default from the Payee (the “Cure Period”), or (ii) if the Payee determines in good faith, in the Payee’s sole discretion, that the prospects for payment or performance under this Note are impaired or there has occurred a Material Adverse Event in the business or prospects of the Maker, financial or otherwise. "Material Adverse Event" shall mean any occurrence, circumstance, actions, suits, claims, proceedings and/or investigations that could, individually or in the aggregate, result in (i) any adverse change in the condition (financial or otherwise), assets, liabilities, business, results of operations or prospects of the Maker, or (ii) any event, matter, condition or effect, that impairs the ability of the Maker to perform on a timely basis the Maker’s obligations under this Note.

(c)          Upon the occurrence of any Default, the Principal Amount shall bear interest from and after the date on which the Default occurred, and the Maker shall pay such interest on demand, at an interest rate per annum equal at all times to 2% over the applicable Interest Rate for the Principal Amount (the “Default Rate”), compounded annually, until such time as the unpaid principal amount hereof, together with all accrued and unpaid interest and all sums due hereunder shall have been paid to the Payee.

3.             Waiver. The Maker hereby waives (i) presentment and demand for payment, notice of dishonor, valuation and appraisement, protest and notice of protest with respect to this Note, (ii) any right that the Maker may have to demand a jury trial with respect to the enforcement of, or any controversy arising under or relating to, this Note and (iii) all rights to the benefits of any statute of limitations and any moratorium, appraisement and exemption now provided or which may hereafter be provided by any federal or state statute, including, without limitation, exemptions provided by or allowed under the Bankruptcy Code of 1978 (11 U.S.C.), as amended, both as to the Maker and as to all of the Maker’s property, whether real or personal, against the enforcement and collection of the obligations evidenced and provided by this Note and all extensions, renewals and modifications hereof and thereof. Without limiting the generality of the foregoing, the Maker hereby waives any defense that may arise by reason of (a) the incapacity, lack of authority, death or disability of, or revocation hereof by, any interested third party, (b) the failure of the Payee to file or enforce any claim against the estate (in probate, bankruptcy or any other proceedings) of any interested third party, or (c) any defense based upon an election of remedies by the Payee. The Payee hereby waives any right that the Payee may have to demand a jury trial with respect to the enforcement of, or any controversy arising under or relating to, this Note.

4.             Voluntary Prepayment. Subject to Section 5 below, the Maker may prepay this Note without premium or penalty, in whole or in part, at any time, together with all accrued and unpaid interest at the time of such prepayment and all other sums due hereunder.

5.             Application of Payments. Unless the Payee elects otherwise, all payments and prepayments on account of the indebtedness evidenced by this Note shall be applied in the following order of priority: first, to the payment of all fees, costs and expenses incurred by the Payee pursuant to this Note; second, to the payment of any accrued and unpaid interest (applied to pay interest outstanding on the Principal Amount, as determined by the Maker); and third, to repayment of the then remaining principal balance of the indebtedness evidenced by this Note.

6.             Registration and Transfer.

(a)          This Note is a registered instrument and not a bearer instrument. The Maker shall cause this Note, and all principal and interest due thereon, to be registered in the Maker’s personal records. A manually signed copy of this Note shall be evidence only of the Payee’s rights and is not a bearer instrument. The Maker will keep a register in which the Maker will register any transfer of this Note and which identifies the registered person as the owner of this Note.

(b)          The transfer of the Note, and interest due thereon, can be effected only by the surrender of the Note and the reissuance of the Note or the issuance of a new note to the transferee to be registered by the Maker in the name of such transferee. Furthermore, no transfer by any Payee of this Note or of the right to receive payment of principal and interest hereunder shall be effective unless and until made upon the register maintained by the Maker and only then shall a transferee succeed to the rights of such Payee. Prior to such registration, the Maker shall treat the registered owner of the Note as the absolute owner thereof for all purposes, and the Maker shall have no obligation of any kind to any purported transferee.

(c)          If at any time the Payee is a foreign beneficial owner within the meaning of Treas. Reg. §1.1441-1(e)(1)(ii) such Payee shall provide the Maker with a completed IRS Form W-8BEN (and any other statements that may be required under applicable U.S. tax law to evidence that such payment of interest is not subject to U.S. withholding tax under Internal Revenue Code Section 1441) for each year in which payment is received and such payment includes interest earned under this Note.

7.             Indemnity. The Maker shall indemnify and defend the Payee and hold the Payee harmless from and against all damages, losses, liabilities, obligations, penalties, claims, demands, defenses, judgments, suits, proceedings, penalties, expenditures, costs, disbursements and expenses (including, without limitation, reasonable attorneys' fees, disbursements and court costs) of any kind or nature whatsoever (collectively, “Damages”) that may, at any time and from time to time, be imposed upon, incurred by or asserted or awarded against the Payee by reason of or arising from or out of, the Payee's enforcement (or attempted enforcement) of this Note or the preservation of the Payee's rights hereunder or thereunder if the Maker is found to be responsible for the Damages by a final non-appealable determination by a court of competent jurisdiction.

8.             Miscellaneous.

(a)          Time is of the essence as to all dates set forth herein, provided, however, that whenever any payment to be made under this Note shall be due on a Saturday, a Sunday or a public holiday or the equivalent for banks generally under the laws of the State of New York (any other day being a “Business Day”), such payment may be made on the next succeeding Business Day, and such extension of time shall in such case be included in the computation of payment of interest. All payments shall be made in lawful money of the United States of America, in immediately available funds, prior to the close of business (Eastern Standard Time); any payment made after such time shall be deemed to have been made on the next succeeding Business Day.

(b)          This Note shall be binding upon and inure to the benefit of the Maker and the Payee and their respective successors and permitted assigns (in the case of the Payee, permitted registered assigns), and shall not be assigned by the Maker or the Payee without the prior written consent of the other party.

(c)          This Note shall be governed by and construed in accordance with the laws of the State of New York, without regard to principles of conflict of laws.

(d)          This Note may not be changed or terminated orally, but only by an agreement in writing signed by the party against whom enforcement of such change or termination is sought. No waiver of any provision of this Note, and no consent to any departure by the Maker therefrom, shall be effective unless it is in writing and signed by the Payee, and then such waiver or consent shall be effective only in the specific instance and for the specific purpose for which given.

(e)          The terms and provisions of this Note are severable. In the event of the unenforceability or invalidity of any one or more of the terms, covenants, conditions or provisions of this Note under federal, state or other applicable law, such unenforceability or invalidity shall not render any other term, covenant, condition or provision hereunder unenforceable or invalid.

(f)          The Maker represents that the Maker has full power, authority and legal right to execute and deliver this Note and that the indebtedness evidenced hereby constitutes a valid and binding obligation of the Maker. All representations, warranties and covenants by the Maker herein shall run to the benefit of the Payee's successors and permitted assigns and be enforceable by such successors and assigns against the Maker.

(g)          Whenever used, the singular number shall include the plural, the plural the singular, and the words “Payee” and “Maker” shall include their respective successors and permitted assigns, as appropriate.

[Signatures appear on the following page.]

IN WITNESS WHEREOF, the Maker has duly executed and delivered this Note as of the day and year first written above.

MAKER:

MORIC BISTRICER 2016 FAMILY TRUST

/s/ David Bistricer
David Bistricer, Trustee

PAYEE:

MORIC BISTRICER 2012 FAMILY TRUST

/s/ David Bistricer
David Bistricer, Trustee

/s/ Michael Friedman
Michael Friedman, Trustee